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                                               Filing Pursuant to Rule 424(b)(5)
                                            Registration Statement No. 333-79857


                              PROSPECTUS SUPPLEMENT

   (TO PROSPECTUS DATED JULY 26, 1999, PROSPECTUS SUPPLEMENT DATED AUGUST 4,
    1999, PROSPECTUS SUPPLEMENT DATED AUGUST 5, 1999, PROSPECTUS SUPPLEMENT
             DATED SEPTEMBER 10, 1999, PROSPECTUS SUPPLEMENT DATED
       NOVEMBER 23, 1999 AND PROSPECTUS SUPPLEMENT DATED MARCH 10, 2000)

                               GENERAL MAGIC, INC.

                                  COMMON STOCK
                                 ---------------

     You should read this prospectus supplement, the accompanying prospectus supplement dated August 4, 1999, the accompanying prospectus supplement, dated August 5, 1999, the accompanying prospectus supplement, dated September 10, 1999, the accompanying prospectus supplement, dated November 23, 1999, the accompanying prospectus supplement dated March 10, 2000, and the accompanying prospectus carefully before you invest. All of these documents contain information you should consider carefully before making your investment decision.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                              PLAN OF DISTRIBUTION

     In accordance with the common stock investment agreement as described in the accompanying prospectus supplement, dated August 4, 1999, we provided Cripple Creek Securities, LLC a draw down notice for $5,000,000 on March 10, 2000. As described further


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in the accompanying prospectus supplement, dated August 4, 1999, as amended by
Amendment No. 2 to the Common Stock Investment Agreement between the parties effective March 10, 2000, Cripple Creek has a right to purchase up to an additional 100% of the amount requested by us in the draw down notice. Hence, we may sell and issue to Cripple Creek common stock for up to $10,000,000 from time to time until approximately April 14, 2000. The actual dollar amount of the shares that Cripple Creek will be required to purchase under the common stock investment agreement may be less than $10,000,000 as described in "--Issuances of shares of common stock by us--Amount required to be purchased by Cripple Creek on each draw down" on page S-2 of the accompanying prospectus supplement, dated August 4, 1999. The sale and issuance of the common stock is subject to the conditions as further described in "--Issuances of shares of common stock by us--Conditions to draw downs and Cripple Creek's obligation to purchase" on pages S-1 and S-2 of the accompanying prospectus supplement, dated August 4, 1999.

     The shares of common stock will be issued at a per share price calculated as set forth in "--Issuances of shares of common stock by us--Purchase Price" on page S-3 of the accompanying prospectus supplement, dated August 4, 1999.


     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is March 13, 2000.

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                                TABLE OF CONTENTS

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                                                         PAGE
PROSPECTUS SUPPLEMENT
     Plan of Distribution                                SSSSS-1

PROSPECTUS SUPPLEMENT (DATED MARCH 10, 2000)
     Correction                                           SSSS-1
     Plan of Distribution                                 SSSS-1

PROSPECTUS SUPPLEMENT (DATED NOVEMBER 19, 1999)
     Plan of Distribution                                  SSS-1

PROSPECTUS SUPPLEMENT (DATED SEPTEMBER 10, 1999)
     Plan of Distribution                                   SS-1

PROSPECTUS SUPPLEMENT (DATED AUGUST 5, 1999)
     Plan of Distribution                                   SS-1

PROSPECTUS SUPPLEMENT (DATED AUGUST 4, 1999)
     Plan of Distribution                                    S-1

PROSPECTUS
     Prospectus Summary                                        1
     About General Magic                                       3
     The Offering                                              4
     Risk Factors                                              5
     Special Note Regarding Forward-Looking Statements        14
     Use of Proceeds                                          14
     Dilution                                                 15
     Plan of Distribution                                     15
     Legal Matters                                            16
     Experts                                                  16
     Where You Can Get More Information                       16

                [PROSPECTUS AND PROSPECTUS SUPPLEMENTS FOLLOWS]

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